Exhibit 3.120

BRANDYWINE METROPLEX, LLC

OPERATING AGREEMENT

THIS OPERATING AGREEMENT (this “Agreement”) is entered into as of this 20th day of December, 2000 by and between Brandywine Operating Partnership, L.P., a Delaware limited partnership (“BOP”), currently the only admitted Member of Brandywine Metroplex, LLC, a Pennsylvania limited liability company (the “Company”), and the Company.

1.   Organization. BOP hereby organizes the Company as a limited liability company under the Pennsylvania Limited Liability Company Law of 1994, and the provisions of this Agreement and, for that purpose, has caused a Certificate of Organization to be prepared, executed and filed with the Department of State of the Commonwealth of Pennsylvania on the same date as first above written.

2.   Purpose. The Company is organized to pursue any lawful purpose except for the purposes of banking or insurance.

3.   Term. The term of the Company shall commence upon the filing of the Certificate of Organization with the Department of State of the Commonwealth of Pennsylvania and shall continue until terminated by majority vote of its Member(s), at which time the then existing Member(s) shall file a Certificate of Dissolution with the Department of State of the Commonwealth of Pennsylvania.

4.   Principal Place of Business. The Company’s principal place of business in the Commonwealth of Pennsylvania shall be such place as its Member(s), in its/their discretion, shall determine.

5.   Management. The Company shall be managed by its Member(s). BOP hereby designates as its agents Anthony A. Nichols, Sr., Chairman, Gerard H. Sweeney, President and Chief Executive Officer, Jeffrey F. Rogatz, Senior Vice President, Chief Financial Officer and Assistant Secretary, Anthony S. Rimikis, Senior Vice President and Assistant Secretary, Anthony A. Nichols, Jr., Senior Vice President and Assistant Secretary, H. Jeffrey DeVuono, Senior Vice President and Assistant Secretary, George Sowa, Senior Vice President and Assistant Secretary, Mark Hamer, Vice President and Assistant Secretary, Bradley W. Harris, Vice President and Chief Accounting Officer, Brad A. Molotsky, Secretary, Barbara L.Yamarick, Senior Vice President and Assistant Secretary, Charles McFarlane, Senior Vice President and Assistant Secretary, Leon Shadowen, Vice President and Assistant Secretary, William D. Redd, Vice President and Assistant Secretary, Joe McCawley, Vice President, Jeff Weinstein, Vice President and Phil Schenkel, Vice President. While serving in such capacities, Messrs. Nichols, Sweeney, Rogatz, Rimikis, Nichols, DeVuono, Sowa, Hamer, Harris, Molotsky, McFarlane, Shadowen, Redd, McCawley, Weinstein, Schenkel and Ms. Yamarick, shall have active management of the operations of the Company, including without limitation, the power and authority to execute and deliver in the name of and on behalf of the Company any and all documents which any of them may deem necessary, desirable or appropriate, subject, however, to the control of its Member(s), and shall make such reports of the affairs of the Company to the Member(s) as such Member(s) may require. Such designation by BOP shall not cause BOP to cease to be a Member of the Company, nor shall such designation be deemed to confer Member status, rights or interests upon Messrs. Nichols, Sweeney, Rogatz, Rimikis, Nichols, DeVuono, Sowa, Hamer, Harris, Molotsky, McFarlane, Shadowen, Redd, McCawley, Weinstein, Schenkel and Ms. Yamarick. Such designation notwithstanding, BOP retains the power and authority to manage and control the business and affairs of the Company, including the right to remove and replace Messrs. Nichols, Sweeney, Rogatz, Rimikis, Nichols, DeVuono, Sowa, Hamer, Harris, Molotsky, McFarlane, Shadowen, Redd, McCawley, Weinstein, Schenkel and Ms. Yamarick, as its agents.

6.   Limitation of Liability. No agent designated pursuant to this Agreement shall be liable, responsible or accountable, in damages or otherwise, to any Member or to the Company for any action or inaction performed (or not performed) in good faith by him with respect to Company matters, except for fraud, gross negligence or an intentional breach of this Agreement.

7.   Additional Members. Additional Members shall be admitted only upon the written agreement of BOP. The terms and conditions of this Agreement may not be modified or amended except by a written agreement signed by BOP.

8.   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the conflicts of law rules in that jurisdiction.

IN WITNESS WHEREOF, the undersigned has, through its duly authorized representative, set its hand as of the date first written above.

BRANDYWINE OPERATING PARTNERSHIP, L.P.

By:	BRANDYWINE REALTY TRUST, Its General Partner

/s/ Gerard H. Sweeney
By:
Name: Gerard H. Sweeney
Title: President and Chief Executive Officer